                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting  Material  Pursuant  to  Section 240.14a-11(c)  or
         240.14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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
                               IN FOCUS SYSTEMS, INC.
                              27700B S.W. PARKWAY AVENUE
                              WILSONVILLE, OREGON 97070
                                                                  March 13, 1997


Dear Shareholders:

Our Annual Meeting of Shareholders will be held on Thursday, April 17, 1997, at 1:00 p.m., Pacific Daylight Savings Time, at the Oregon Convention Center, 777 N.E. Martin Luther King Jr. Blvd., Portland, Oregon 97212. You are invited to attend this meeting to give us an opportunity to meet you personally, to allow us to introduce to you the key management of your Company and its directors, and to answer any questions you may have.

The formal Notice of Meeting, the Proxy Statement, the proxy card and a copy of the Annual Report to Shareholders describing the Company's operations for the year ended December 31, 1996 are enclosed.

I hope that you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. Your shares will be voted at the meeting in accordance with your proxy.

If you have shares in more than one name, or if your stock is registered in more than one way, you may receive multiple copies of the proxy materials. If so, please sign and return each proxy card you receive so that all of your shares may be voted. I look forward to meeting you at the Annual Meeting.


                                       Very truly yours,

                                       IN FOCUS SYSTEMS, INC.

                                       /s/ John V. Harker

                                       JOHN V. HARKER
                                       CHAIRMAN OF THE BOARD, PRESIDENT
                                       AND CHIEF EXECUTIVE OFFICER

                               IN FOCUS SYSTEMS, INC.
                              27700B S.W. PARKWAY AVENUE
                              WILSONVILLE, OREGON 97070

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD ON APRIL 17, 1997

To the Shareholders of In Focus Systems, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of IN FOCUS SYSTEMS, INC. (the Company), an Oregon corporation, will be held at the Oregon Convention Center, 777 N.E. Martin Luther King Jr. Blvd., Portland, Oregon 97212, on Thursday, April 17, 1997, at 1:00 p.m., Pacific Daylight Savings Time. The purposes of the Annual Meeting will be:

    1. To elect the Board of Directors to serve until the next Annual Meeting of Shareholders (Proposal No. 1);

    2. To ratify the appointment of Arthur Andersen LLP as the Company's independent accountants for the year ending December 31, 1997 (Proposal No. 2); and

    3 To consider and act upon any other matter which may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on February 28, 1997, as the record date for determining shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only holders of record of Common Stock of the Company at the close of business on the record date will be entitled to notice of and to vote at the meeting and any adjournment thereof.

All shareholders are cordially invited to attend the Annual Meeting. A review of the Company's operations for the year ended December 31, 1996 will be presented. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD, WHICH YOU MAY REVOKE AT ANY TIME PRIOR TO ITS USE. A prepaid, self-addressed envelope is enclosed for your convenience. Your shares will be voted at the meeting in accordance with your proxy. If you attend the meeting, you may revoke your proxy and vote in person.

                                       By Order of the Board of Directors,

                                       /s/ Michael D. Yonker

                                       MICHAEL D. YONKER
                                       VICE PRESIDENT, INFORMATION SERVICES,
                                       CHIEF FINANCIAL OFFICER AND SECRETARY

Wilsonville, Oregon
March 13, 1997

                               IN FOCUS SYSTEMS, INC.
                              27700B S.W. PARKWAY AVENUE
                              WILSONVILLE, OREGON 97070

                              --------------------------

                                   PROXY STATEMENT
                            ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD ON APRIL 17, 1997

                              --------------------------

SOLICITATION AND REVOCATION OF PROXIES

This Proxy Statement and the accompanying Annual Report to Shareholders, the Notice of Annual Meeting and the proxy card are being furnished to the shareholders of In Focus Systems, Inc., and Oregon corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors for use at the Company's 1997 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Oregon Convention Center, 777 N.E. Martin Luther King Jr. Blvd., Portland, Oregon 97212, on Thursday, April 17, 1997, at 1:00 p.m. Pacific Daylight Savings Time and any adjournment thereof. The solicitation of proxies by mail may be followed by personal solicitation of certain shareholders, by officers or regular employees of the Company. All expenses of the Company associated with this solicitation will be borne by the Company.

The two persons named as proxies on the enclosed proxy card, John V. Harker and Michael D. Yonker, were designated by the Board of Directors. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the shareholder as provided in the proxy card, it will be voted in accordance with the specification so made. Proxies submitted without specification will be voted FOR Proposal No. 1 to elect the nominees for directors proposed by the Board of Directors and FOR Proposal No. 2 to ratify the appointment of Arthur Anderson LLP as independent accountants for the Company.

A proxy may be revoked by a shareholder prior to its exercise by written notice to the Secretary of the Company, by submission of another proxy bearing a later date or by voting in person at the Annual Meeting. Such notice or later proxy will not affect a vote on any matter taken prior to the receipt thereof by the Company.

These proxy materials and the Company's 1996 Annual Report to Shareholders are being mailed on or about March 13, 1997 to shareholders of record on February 28, 1997 of the Company's Common Stock. The principal executive office and mailing address of the Company is 27700B S.W. Parkway Avenue, Wilsonville, Oregon 97070.

VOTING AT THE MEETING

The shares of Common Stock constitute the only class of securities entitled to notice of and to vote at the meeting. In accordance with the Company's Bylaws, the stock transfer records were compiled on February 28, 1997, the record date set by the Board of Directors for determining the shareholders entitled to notice of, and to vote at, this meeting and any adjournment thereof. On that date, there were 10,771,806 shares of Common Stock outstanding and entitled to vote and the closing price of the Company's Common Stock was $20.625.

Each share of Common Stock outstanding on the record date is entitled to one vote per share at the Annual Meeting. If a quorum is present at the Annual
Meeting: (i) the four nominees for election as directors who receive the greatest number of votes cast for the election of directors by the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote shall be elected directors and (ii) Proposal No. 2 to ratify the appointment of Arthur Andersen LLP as independent accountants for the Company will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

With respect to the election of Directors, Directors are elected by a plurality of the votes cast and only votes cast in favor of a nominee will have an effect on the outcome. Therefore, abstention from voting or nonvoting by brokers will have no effect thereon. With respect to voting on Proposal No. 2, abstention from voting or nonvoting by brokers will have no effect thereon.

                                ELECTION OF DIRECTORS
                                   (PROPOSAL NO. 1)

In accordance with the Company's Bylaws, the Board of Directors shall consist of no less than three and no more than seven directors, the specific number to be determined by resolution adopted by the Board of Directors. During the past year, the Board has consisted of five Directors. John R. Dougery, who has served as a Director since 1988, recently advised the Company that he would not be a candidate for reelection at the 1997 Annual Meeting. Therefore, by resolution adopted on February 25, 1997, the Board of Directors set the number of Directors at four, and four Directors are to be elected at the 1997 Annual Meeting of Shareholders. The Board of Directors is presently searching for one additional qualified candidate for the Board of Directors. The Board of Directors intends to increase the number of Directors from four to five upon locating a qualified candidate and to thereafter, in accordance with the Company's Bylaws, appoint such candidate to fill the vacancy resulting from the increase in the number of Directors.

NOMINEES FOR DIRECTOR
The names and certain information concerning the persons to be nominated by the Board of Directors at the Annual Meeting are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW. Shares represented by proxies will be voted for the election to the Board of Directors of the persons named below unless authority to vote for a particular director or directors has been withheld in the proxy. All nominees have consented to serve as directors for the ensuing year. The Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director. In the event of the death or unavailability of any nominee or nominees, the proxy holders will have discretionary authority under the proxy to vote for a suitable substitute nominee as the Board of Directors may recommend. Proxies may not be voted for more than four (4) nominees. The Board of Directors has nominated the persons named in the following table to be elected as directors:


NAME                         AGE            HAS BEEN A DIRECTOR SINCE
----                         ---            -------------------------
Peter D. Behrendt            58                       1995
Michael R. Hallman           51                       1992
John V. Harker               62                       1992
Jack D. Kuehler              64                       1996

Peter D. Behrendt is a director of the Company. He is the Chairman of Exabyte Corp., a publicly traded company that is the world's largest independent manufacturer focused exclusively on tape storage products, tape libraries and recording media. Prior to working at Exabyte Corp., Mr. Behrendt spent 26 years in numerous executive positions at International Business Machines, Inc. ("IBM"), including worldwide responsibility for business and product planning for IBM's tape and disk drives and general management of IBM's worldwide electronic typewriter business. Mr. Behrendt is on the Board of Directors of Western Digital Corp., Wild Oats corp. and Exabyte Corp.

Michael R. Hallman is a director of the Company and is currently serving as President of The Hallman Group, a management consulting company focusing on marketing, sales, business development and strategic planning for the information systems industry. Mr. Hallman served as President and Chief Operating Officer of Microsoft Corporation from February 1990 until March 1992. From 1987 to 1990, he was Vice President of the Boeing Company and President of Boeing Computer Services. From 1967 to 1987, Mr. Hallman worked for IBM in various sales and marketing executive positions, with his final position being Vice President of Field Operations, responsible for one-half of IBM's domestic sales revenue. Mr. Hallman holds a B.B.A. and an M.B.A. from the University of Michigan. Mr. Hallman is a member of the Board of Directors of Keytronics, Inc., Intuit, Inc., Timeline, Inc., Amdahl, Inc. and Network Appliance, Inc.

John V. Harker is a director of the Company, and has served as President and Chief Executive Officer of the Company since April 1992. Mr. Harker was elected as Chairman of the Board in October 1994. Mr. Harker served as Executive Vice President of Genicom Corporation, a manufacturer of printers, from 1984 to January 1992, and as a member of the Board of Directors of Genicom Corporation, form 1986 to January 1992. Mr. Harker served as Senior Vice President of Marketing and Corporate Development of Data Products, Inc. from 1982 to 1984, as Vice President and partner of Booz, Allen & Hamilton, Inc. from 1979 to 1982, and in various managerial and executive positions at IBM Corporation from 1963 to 1979. He holds a B.S. degree in Marketing from the University of Colorado.

Jack D. Kuehler is a director of the Company. Mr. Kuehler is the former President and top technologist of IBM. Mr. Kuehler spent a total of 35 years at IBM, during which time he played a significant management role in many of the corporation's advanced technologies, having worldwide responsibility for product development and manufacturing. He was member of the IBM Board of Directors, the Executive Committee, the Corporate Management Board and the Management Committee. Mr. Kuehler also serves on the Board of Directors of Olin Corporation, Aetna Life and Casualty Company and Parsons.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
The Board of Directors held eight (8) regular meetings and took action pursuant to two (2) unanimous written consents during the year ended December 31, 1996.

During 1996, the Audit Committee was composed of Mr. Dougery, Mr. Hallman and Mr. Behrendt, outside directors who are not, and have not been at any time in the past, officers of the Company. The Audit Committee reviews, with the Company's independent public accountants and representatives of management, the scope and results of audits, the appropriateness of accounting principles used in financial reporting, and the adequacy of financial and operating controls. The Audit Committee held two (2) meetings in 1996 and all members of the Audit Committee attended those meetings.

The Compensation Committee and the Administrative Committee of the 1988 Combination Stock Option Plan were composed of Messrs. Dougery, Hallman, Behrendt and Kuehler during 1996. The Compensation Committee approves all of the policies under which compensation is paid or awarded to the Company's executive officers. The Compensation Committee is responsible for establishing compensation of executive officers who also serve on the Board of Directors.
The entire Board of Directors is responsible for reviewing and providing feedback on non-director executive officer compensation with goals and dollar amounts established by the Chief Executive Officer in accordance with policies approved by the Board. During 1996, the Administrative Committee of the 1988 Combination Stock Option Plan was responsible for approving option grants under such plan. The Compensation Committee held one (1) regular meeting during 1996, with all members in attendance. The Administrative Committee of the 1988 Combination Stock Option Plan held seven (7) regular meetings during the year ended December 31, 1996. All members were in attendance at each meeting. The Board of Directors does not have a Nominating Committee.



                         SELECTION OF INDEPENDENT ACCOUNTANTS
                                   (PROPOSAL NO. 2)

The Board of Directors has appointed Arthur Andersen LLP, independent accountants, as auditors of the Company for the year ending December 31, 1997, subject to ratification by the shareholders. In the absence of contrary specifications, the shares represented by the proxies will be voted FOR the following resolution ratifying the appointment of Arthur Andersen LLP as the Company's independent accountants for the year ending December 31, 1997:

    RESOLVED, that the shareholders of In Focus Systems, Inc., hereby ratify the appointment of Arthur Andersen LLP as the independent accountants of the Company for the year ending December 31, 1997.

A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting. The representative will be given the opportunity to make a statement on behalf of his firm if such representative so desires, and will be available to respond to appropriate shareholder questions. Arthur Andersen LLP was the Company's independent accountant for the year ended December 31, 1996.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF
          THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS
                OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1997.

                            SECURITY OWNERSHIP OF CERTAIN
                           BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 31, 1997, certain information furnished to the Company with respect to ownership of the Company's Common Stock of (i) each Director, (ii) the Chief Executive Officer, (iii) the "named executive officers" (as defined under "Executive Compensation") other than the Chief Executive Officer, (iv) all persons known by the Company to be beneficial owners of more than 5 percent of its Common Stock, and (v) all executive officers and Directors as a group.


                                                         COMMON STOCK (A)
                                                   -----------------------------
                                                    NUMBER OF  PERCENT OF SHARES
SHAREHOLDER                                          SHARES       OUTSTANDING
---------------------------------------------      -----------------------------
J. & W. Seligman & Co. Incorporated (M)               703,000          6.56%
  100 Park Avenue
  New York, New York 10017

John V. Harker (B)(C)                                 123,353          1.14%

Michael D. Yonker (B)(D)                               62,220              *

Mark E. Reed (B)(E)                                    33,555              *

David L. Stallard (B)(F)                               29,688              *

Lyle W. Jordan (B)(G)                                  28,936              *

John R. Dougery (H)                                    26,449              *
  155 Bovet Road, Suite 350
  San Mateo, CA  94402

Michael R. Hallman (B)(I)                              21,196              *

Jack D. Kuehler (B)(J)                                 13,788              *

Peter D. Behrendt (B)(K)                               11,788              *

Allen H. Alley (B)                                      8,053              *

All executive officers and directors as a
group (11 persons) (L)                                396,859          2.83%
---------------
  *Less than one percent

(A) Applicable percentage of ownership is based on 10,772,936 shares of Common Stock outstanding as of January 31, 1997 together with applicable options for such shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after January 31, 1997 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.
(B) The address for such person is 27700B SW Parkway Avenue, Wilsonville, Oregon 97070.
(C) Includes 91,353 shares subject to options granted pursuant to the Company's 1988 Combination Stock Option Plan, as amended, and exercisable as of April 1, 1997.
(D) Includes 58,920 shares subject to options granted pursuant to the Company's 1988 Combination Stock Option Plan, as amended, and exercisable as of April 1, 1997.
(E) Includes 32,555 shares subject to options granted pursuant to the Company's 1988 Combination Stock Option Plan, as amended, and exercisable as of April 1, 1997.
(F) Includes 29,688 shares subject to options granted pursuant to the Company's 1988 Combination Stock Option Plan, as amended, and exercisable as of April 1, 1997.
(G) Includes 28,936 shares subject to options granted pursuant to the Company's 1988 Combination Stock Option Plan, as amended, and exercisable as of April 1, 1997.
(H) Includes 21,196 shares subject to options granted pursuant to the Company's Directors' Stock Option Plan, as amended, and exercisable as of April 1, 1997. Mr. Dougery is a Director of the Company.
(I) Includes 21,196 shares subject to options granted pursuant to the Company's Directors' Stock Option Plan, as amended, and exercisable as of April 1, 1997.
(J) Includes 11,788 shares subject to options granted pursuant to the Company's Directors' Stock Option Plan, as amended, and exercisable as of April 1, 1997.
(K) Includes 11,788 shares subject to options granted pursuant to the Company's Directors' Stock Option Plan, as amended, and exercisable as of April 1, 1997.
(L) Includes 343,753 shares subject to options granted pursuant to the Company's 1988 Combination Stock Option Plan, as amended, and the Company's Directors' Stock Option Plan, as amended and exercisable as of April 1, 1997.
(M) The Company has been advised in Schedule 13g filings and otherwise as follows: these securities are deemed to be beneficially owned by J. & W. Seligman & Co. Incorporated ("J. & W.") as a result of its capacity as investment adviser. Such securities are owned of record by clients of J. &
    W. J. & W. has sole voting and dispositive power with regard to all such shares. J. & W. is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940. One client of J. & W., Seligman Communications and Information Fund, Inc., an investment company registered under the Investment Company Act, directly owns greater than five percent of the class of securities referred to herein.

                                  EXECUTIVE OFFICERS

The following table identifies the current executive officers of the Company, the positions which they hold, and the year in which they began serving in their respective capacities. Officers of the Company are elected by the Board of Directors at the Annual Meeting to hold office until their successors are elected and qualified.

                                                                 POSITION HELD
NAME              AGE   CURRENT POSITION(S) WITH COMPANY             SINCE
--------------------------------------------------------------------------------
John V. Harker     62   Chairman of the Board, President and         1994
                        Chief Executive Officer

Mark E. Reed       46   Senior Vice President, Sales,                1996
                        Marketing and Service

David L. Stallard  54   Vice President, Engineering                  1995

Susan L. Thompson  39   Vice President, Human Resources              1994

Michael D. Yonker  39   Vice President, Information Services,        1996
                        Chief Financial Officer, Treasurer and
                        Secretary

For information on the business background of Mr. Harker see "Nominees For Director" above.

Mark E. Reed joined the Company in May 1993 as Vice President, Sales, Marketing and Service. In September 1996, Mr. Reed was promoted to Senior Vice President, Sales, Marketing and Service. Mr. Reed served as the Director of North American Sales for Tektronix, Inc. from 1991 to May 1993. Mr. Reed's duties in this position included sales, channels marketing, telemarketing, and systems engineering. The division generated in excess of $100 million in revenue annually. From 1989 to 1991 he served as Vice President of Sales and Marketing at Genicom Corporation, a manufacturer of printers. Mr. Reed holds a B.S. degree in Business Administration from the University of Wisconsin and has completed several post-graduate programs in marketing and strategic planning.

David L. Stallard joined the Company in August 1995 as Vice President, Engineering. Mr. Stallard has spent a number of years in the research and development of electronic products. Form 1991 to August 1995, Mr. Stallard was the Senior Director of Engineering for Apple Imaging Products ("Apple"). In his position, he was responsible for the development of Apple's printers, displays, input scanners and digital cameras. Annual revenues in the imaging department were greater than $1 billion at that time. From 1983 to 1991, Mr. Stallard held various positions at Hewlett-Packard, with his final position being Group Research & Development Manager: Hewlett-Packard Ink Jet Products, which he held from 1990 to 1991. He holds a B.S. degree in Behavioral Psychology from the University of California, Los Angeles, a B.S. degree in Electrical Engineering and Computer Science from the University of California, Berkeley and a M.S. degree in Electrical Engineering Management from Stanford University.

Susan L. Thompson joined the Company in May 1990 as Manager, Human Resources and in January 1994, was promoted to Vice President, Human Resources. From May 1989 to May 1990, Ms. Thompson was a training consultant with Richard Chang Associates, a large human resources consulting firm. From October 1987 to May 1989 Ms. Thompson held senior management positions in human resources at Emerald Systems, a computer peripherals manufacturer with annual revenues at the time of approximately $50 million. Prior to this time, she held various positions within human resources at Archive Corporation and Fluor Engineers and Constructors. Ms. Thompson studied human resource management at the University of California at Irvine.

Michael D. Yonker, C.P.A., joined the Company in July 1993 as Vice President, Information Services, Chief Financial Officer, Treasurer and Assistant Secretary. During 1996, Mr. Yonker was named Secretary of the Company. Prior to joining the Company, Mr. Yonker was the Partner in Charge of Northwest Manufacturing Industry at Arthur Andersen LLP specializing in process improvement, total quality and performance measurement systems for the manufacturing industry. Mr. Yonker was the audit partner for the Company in 1992 and was with Arthur Andersen from February 1980 until July 1993. He graduated from Linfield College in 1980 with a B.S. degree in Accounting and Finance.

                                EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION
The following table provides certain summary information concerning compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company determined as of the end of the last fiscal year and any ex-officers for whom disclosure would have been provided except for the fact that the individual was not serving as an executive officer at the end of the fiscal year (hereafter referred to as the "named executive officers") for the fiscal years ended December 31, 1996, 1995 and 1994.

                              SUMMARY COMPENSATION TABLE



                                                                                                Long Term
                                                                                               Compensation
                                                  Annual Compensation                             Awards
                                         ---------------------------------------------------   ------------
                                                                                                Securities       All Other
                                                                          Other Annual          Underlying     Compensation
  Name and Principal Position     Year   Salary($)(A)  Bonus($)(A)     Compensation($)(B)       Options (#)       ($)(C)
-------------------------------   ----   ------------  -----------     ------------------       -----------    ------------
John V. Harker (D)                1996    307,493         12,964                 625             160,000          1,047
  Chairman of the Board,          1995    298,750        154,384               1,440              35,000          5,325
  President and Chief             1994    281,970        135,436              30,965              25,000          2,120
  Executive Officer

David L. Stallard (E)             1996    180,077          9,098                  --              20,000          1,419
  Vice President,                 1995     68,308         18,779                  --              75,000            741
  Engineering                     1994         --             --                  --                  --             --

Mark E. Reed                      1996    172,502          8,870                  --              42,100            571
  Vice President, Sales           1995    158,438         54,576                  --               8,500            662
  Marketing and Service           1994    141,428         50,337                 175              20,000            699

Michael D. Yonker                 1996    169,255          8,735                 250              27,100            209
  Vice President, Infor-          1995    158,635         53,317               1,160               8,500            526
  mation Services, Chief          1994    148,042         52,350               1,725              20,000            495
  Financial Officer,
  Treasurer and Secretary

Lyle W. Jordan (F)                1996    154,193          8,294                  --              26,450            334
  Ex-Vice President,              1995    127,308         46,146              50,517              75,000            999
  Operations                      1994         --             --                  --                  --             --

Allen H. Alley (G)                1996    179,631          6,796                  --               6,410          5,187
  Ex-Vice President,              1995    151,525         49,895                  --               8,050            652
  Corporate Development           1994    152,361         51,730                  --                  --            630




    (A) Amounts shown include cash compensation earned in each respective year. Amounts under the Bonus column include an annual bonus in 1994 and 1995, 401(k) matching payments and quarterly profit sharing. See "Annual Bonus Awards for 1996" below.
    (B) Unless otherwise indicated, Other Annual Compensation includes the cost of income tax advice provided by a third party.
    (C) Unless otherwise indicated, amounts included in this column represent life insurance premiums paid by the Company for the benefit of the named executive.
    (D) Other Annual Compensation in 1994 includes relocation benefits and a tax reimbursement bonus for relocation benefits of $29,275.
    (E) 1995 Salary includes amounts paid to Mr. Stallard from the date he joined the Company in August 1995 through the fiscal year ended December 31, 1995.

(F) 1995 Salary includes amounts paid to Mr. Jordan from the date he joined the Company in January 1995 through the fiscal year ended December 31, 1995. Other Annual Compensation in 1995 includes relocation benefits and a tax reimbursement bonus for relocation benefits of $50,517. Mr. Jordan resigned from the Company effective January 31, 1997.

(G) 1996 Salary includes amounts paid to Mr. Alley during 1996 as an officer of the Company until July 1996 and as a regular employee of the Company through his termination of employment in December 1996. Included in 1996 All Other Compensation for Mr. Alley is $242 for life insurance premiums and $4,945 for the value of a computer included as part of Mr. Alley's severance package.

STOCK OPTIONS

The following table contains information concerning the grant of stock options under the Company's 1988 Combination Stock Option Plan, as amended (the "Plan") to the named executive officers in 1996.

                    OPTION GRANTS IN LAST FISCAL YEAR


                                                                                          Potential
                                                                                        Realized Value
                                                                                       At Assumed Annual
                                                                                      Rates of Stock Price
                                                                                       Appreciation for
                             Individual Grants (A)                                      Option Term (B)
--------------------------------------------------------------------------------  -------------------------
                           Number of     % of Total
                           Securities     Options
                           Underlying    Granted to
                            Options     Employees in   Exercise     Expiration
NAME                        Granted     Fiscal Year  Price ($/Sh.)     Date         5%($)         10%($)
--------------------------------------------------------------------------------  -------------------------

John V. Harker (C)           50,000         4.75%         33.00      01/23/06      1,037,676     2,629,675
                             60,000         5.70%         50.00      09/04/96             --           --
                             50,000         4.75%         16.50      09/04/06        518,838     1,314,838
                         ---------------------------                              -------------------------
                            160,000        15.20%                                  1,556,514     3,944,513

David L. Stallard (D)        20,000         1.90%         16.50      09/04/06        207,535       525,935

Mark E. Reed (D)              7,100         0.67%         36.75      02/01/06        164,094       415,847
                             20,000         1.90%         16.50      09/04/06        207,535       525,935
                             15,000         1.43%         18.37      10/16/06        173,292       439,156
                         ----------------------------                              -------------------------
                             42,000         4.00%                                    544,921     1,380,938

Michael D. Yonker (D)         7,100         0.67%         36.75      02/01/06        164,094       415,847
                             20,000         1.90%         16.50      09/04/06        207,535       525,935
                         ----------------------------                              -------------------------
                             27,100         2.57%                                    371,629       941,782

Lyle W. Jordan (D)            6,450         0.61%         36.75      02/01/06        149,072       377,777
                             20,000         1.90%         16.50      09/04/06        207,535       525,935
                         ----------------------------                              -------------------------
                             26,450         2.51%                                    356,607       903,712

Allen H. Alley (E)            6,410         0.61%         36.75      12/13/96             --            --




(A) Options granted in 1996 vest as to 25 percent of the options granted on each of the first through fourth anniversaries of the grant date, with full vesting occurring on the fourth anniversary date. Under the terms of the Plan, the Administrative Committee of the Board of Directors retains discretion, subject to plan limits, to modify the terms of outstanding options.

(B) These calculations are based on certain assumed annual rates of appreciation as required by rules adopted by the Securities and Exchange Commission requiring additional disclosure regarding executive compensation. Under these rules, an assumption is made that the shares underlying the stock options shown in this table could appreciate at rates of 5% and 10% per annum on a compound basis over the ten-year term of the stock options. Actual gains, of any, on stock option exercises are dependent on the future performance of the Company's Common Stock and overall stock market conditions. There can be no assurance that amounts reflected in this table will be achieved.

(C) As described in "Employment Contracts and Termination of Employment and Change in Control Arrangements," in the event the Company is acquired. Mr. Harker's unvested options will become fully vested. Mr. Harker's option grant covering 60,000 shares of the Company's Common Stock was a performance based option in which options covering 30,000 shares of the Company's Common Stock would become exercisable if, and only if, the price of the Company's Common Stock reached $78 per share and remained at or above $78 per share for a minimum period of 20 consecutive trading days prior to April 30, 1997. The additional 30,000 shares would become exercisable if, and only if, the price of the Company's Common Stock reached $117 per share and remained at or above $117 per share for a minimum period of 20 consecutive trading days prior to April 30, 1998. Such option grant was cancelled on September 4, 1996.

(D) In the event that a Vice President of the Company is involuntarily terminated, other than for cause, within one year from a change in control of the Company, stock options held by the Vice President will become immediately exercisable, regardless of whether such stock options are then exercisable in accordance with their terms.

(E) Mr. Alley's options expired upon his termination of employment on December 13, 1996.


OPTION EXERCISES AND HOLDINGS

The following table provides information concerning the exercise of options during 1996 and unexercised options held as of the end of the fiscal year, with respect to the named executive officers.


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION VALUES


                                                       NUMBER OF
                                                       SECURITIES
                                                       UNDERLYING
                                                       UNEXERCISED          VALUE OF UNEXERCISED
                         SHARES                          OPTIONS            IN-THE-MONEY OPTIONS
                        ACQUIRED         VALUE         AT FY-END (#)          AT FY-END (#)(B)
                      ON EXERCISE       REALIZED       EXERCISABLE/             EXERCISABLE/
      NAME                (#)            ($)(A)       UNEXERCISABLE            UNEXERCISABLE
-----------------    ------------     ----------     -----------------    -----------------------

John V. Harker           7,000         $188,270       82,434   119,053      $467,535     $338,307

David L. Stallard         --              --          25,000    70,000          --       $102,400

Mark E. Reed            15,999         $504,299       25,207    59,393      $210,930     $275,715

Michael D. Yonker       13,300         $443,551       51,573    47,727      $398,838     $248,205

Lyle W. Jordan          10,000         $255,600       27,243    64,207      $ 11,153     $119,197

Allen H. Alley          30,000         $540,000       59,400      --        $584,100        --


(A) Market value of the underlying securities at exercise date, minus exercise price of the options.
(B) Market value of the underlying securities at December 31, 1996, $21.62 per share, minus exercise price of the unexercised options.

                             DIRECTOR COMPENSATION


During 1996, non-employee directors of the Company received quarterly stock option grants as well as an annual grant pursuant to the In Focus Systems, Inc, Directors' Stock Option Plan (the "Directors' Plan"). The non-employee directors were also reimbursed for their expenses in attending meetings of the Company's Board of Directors. The Directors' Plan, as amended, provides that each "Eligible Director" shall be granted an option to purchase 10,000 shares of the Company's Common Stock upon becoming an Eligible Director. The Directors' Plan further provides that each Eligible Director shall, so long as he or she remains an Eligible Director, be granted an option to purchase 5,000 shares of the Company's Common Stock on each anniversary of becoming an Eligible Director. The quarterly grants under the Directors' Plan are based on a formula defined in the Plan. Messrs. Behrendt, Dougery and Hallman each received options covering a total of 7,583 shares of the Company's Common Stock during 1996. Mr. Kuehler received options covering 12,583 shares of the Company's Common Stock during 1996. The options granted were at exercise prices between $12.22 per share and $31.50 per share. The Company pays no additional remuneration to employees of the Company who serve as directors.

            EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                     CHANGE IN CONTROL ARRANGEMENTS


In connection with Mr. Harker's employment in April 1992 as President and Chief Executive Officer, the Company entered into an agreement with Mr.
Harker which provides for certain relocation benefits. In addition, in the event the Company terminates Mr. Harker's employment other than "for cause", as defined in the agreement, Mr. Harker will be entitled to receive salary and insurance benefits for an additional twelve-month period. Additionally, as specified in the agreement, in the event the Company is acquired, Mr.
Harker's unvested options will become fully vested.

In October 1995, the Administrative Committee of the Board of Directors approved an amendment to the stock option agreements held by each current and future Vice President of the Company, to provide that, in the event that a Vice President is involuntarily terminated, other than for cause, within one year from a change in control of the Company, stock options held by the Vice President will become immediately exercisable, regardless of whether such stock options are then exercisable in accordance with their terms.


        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 1996, the Compensation Committee was composed of Messrs. Dougery, Hallman, Behrendt and Kuehler, all outside directors who are not and have not been at any time in the past, officers of the Company. Although Mr. Harker, Chairman of the Board, President and Chief Executive Officer, served on the Company's Board of Directors in 1996 and participated is compensation discussions, he did not participate in any deliberations or decisions regarding his own compensation. Mr. Harker also serves on the Board of Motif, Inc., the Company's 50 percent owned joint venture.

        BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors was composed of Messrs. Dougery, Hallman, Behrendt and Kuehler during 1996. All members of the Compensation Committee are non-employee, outside directors. The Compensation Committee is responsible for establishing compensation of officers who also serve on the Board of Directors. The entire Board is responsible for reviewing and providing feedback on non-director executive officer compensation with goals and dollar amounts established by the Chief Executive Officer in accordance with policies approved by the Board.

Awards to executive officers under the Company's 1988 Combination Stock Option Plan, as amended, are made solely by the Administrative Committee, which is composed of the same non-employee, outside Directors as the Compensation Committee.

COMPENSATION PHILOSOPHY AND POLICIES
The Company's philosophy is to structure executive officer compensation so that it will attract, motivate and retain senior management by providing an opportunity for competitive compensation based on performance. Executive officer compensation includes competitive base salaries, annual bonus plans based on Company financial and personal performance goals, and long-term stock-based incentive opportunities in the form of options exercisable to purchase the Company's Common Stock. It is also the policy of both the Compensation Committee and the Administrative Committee that, to the extent possible, compensation will be structured so that it meets the "performance-based" criteria as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended and therefore is not subject to federal income tax deduction limitations. Both the Compensation Committee and the Administrative Committee have the right to waive pre-established performance criteria in granting awards.

BASE SALARIES
In setting base salaries that are competitive with other high technology companies, the Company participates in executive salary surveys including those conducted by Radford Associates, the American Electronics Association
(AEA) and the Western Management Group (WMG). When selecting comparables, the Company attempts to select companies that are similar in many respects, including industry, annual revenue and profitability. Executive's salaries paid in 1996 were targeted within the 50th to 75th percentile compared to the range of salaries paid by companies in the salary surveys mentioned above. Many of the companies included in the above mentioned surveys are also included in the indices used in the Performance Graph.

ANNUAL BONUS AWARDS FOR 1996
The 1996 Officer Bonus Plan (the "Plan") provided for annual bonuses in two components. First, the Plan provided for the payment of quarterly profit sharing bonuses equal to a percentage of each officer's quarterly salary. This percentage was determined by dividing the quarterly non-officer profit sharing bonus pool (2 percent of pre-tax income) paid quarterly to non-officer employees by total non-officer compensation for the quarter. These percentages were approximately 6.24%, 0%, 1.84% and 4.11% based on the first, second, third and fourth quarter of 1996 results, respectively. The fourth quarter profit sharing was paid in the first quarter of 1997.

Second, the Plan provided for the payment of bonuses based 50 percent on the Company meeting its 1996 profit before income tax objectives and 50 percent on meeting individual goals and objectives which are both quantitative and qualitative in nature, including such factors as market development, product introduction and resource management. The targeted bonus was 50 percent of annual salary for the Chairman and Chief Executive Officer and 30 percent for other executive officers. The targeted bonus percentages would be achieved by an officer receiving 100 percent ratings on both the Company and individual goals. The maximum bonus component for individual performance is 130 percent and there is no maximum for the actual profit before tax as compared to the profit before tax objectives component. Both the Company and individual goals must be met at least at the 75 percent level for an officer to receive a bonus. There were no bonuses paid under this portion of the bonus plan for 1996.

STOCK OPTION AWARDS FOR 1996
The Company's 1988 Combination Stock Option Plan, as amended, provides for the issuance of incentive stock options to officers and employees of the Company to purchase shares of the Company's Common Stock at an exercise price equal to the fair market value on the date of grant. See "Option Grants in Last Fiscal Year" table for a summary of options granted to the named executive officers during 1996.

CHIEF EXECUTIVE OFFICER COMPENSATION
Mr. Harker's 1996 base salary and annual bonus were determined in the same manner as the other executives as described in "Base Salaries" and "Annual Bonus Awards for 1996" above. The Compensation Committee approved
Mr. Harker's 1996 annual base salary of approximately $307,500 based on the survey data mentioned above. The additional cash bonus received by Mr. Harker related to 1996 results was $9,364 under part one of the plan and zero under part two of the plan. Mr. Harker was granted options exercisable for 100,000 shares of the Company's Common Stock in 1996. Mr. Harker was also granted a performance based stock option covering 60,000 shares of the Company's Common Stock during 1996. Such option grant was also canceled during 1996 (see footnote (C) to "Option Grants in Last Fiscal Year" above). The Compensation Committee's objective in setting Mr. Harker's 1996 compensation was to be competitive with other companies in the Company's industry and to allow for potential compensation based on long-term performance criteria as defined in "Annual Bonus Awards for 1996" and "Stock Option Awards for 1996" above.

SUBMITTED BY THE BOARD OF DIRECTORS:
Peter D. Behrendt*
John R. Dougery*
Michael R. Hallman*
John V. Harker
Jack D. Kuehler*


*Denotes member of the Compensation and Administrative Committees during 1996.

                         STOCK PERFORMANCE GRAPH



The SEC requires that registrants include in their proxy statement a line-graph presentation comparing cumulative five-year shareholder returns on an indexed basis, assuming a $100 initial investment and reinvestment of dividends, of (a) the registrant, (b) a broad-based equity market index and
(c) an industry-specific index. The broad-based market index used is the Nasdaq Stock Market Total Return Index and the industry-specific index used is the Computer Hardware Sector Sub-Index of the Hambrecht & Quist Technology Index.


                             IN FOCUS SYSTEMS
                         H&Q COMPUTER HARDWARE INDEX
                       NASDAQ STOCK MARKET -U.S. INDEX



                                   [GRAPH]

HAMBRECHT & QUIST INDEX PRODUCTS AND SERVICES
1997 PROXY PERFORMANCE GRAPH DATA
MONTHLY DATA SERIES

                SCALED PRICES: Stock and index prices scaled to 100 as 12/




                                       NASDAQ STOCK        H&Q COMPUTER
DATES          IN FOCUS SYSTEMS         MARKET-U.S.          HARDWARE
-------        ----------------        ------------        -------------

Dec-91                100                   100                 100
Jan-92              150.00                105.85              104.01
Feb-92              166.67                108.25              109.73
Mar-92              143.33                103.14              104.85
Apr-92              133.33                 98.71              107.82
May-92              113.33                100.00              107.42
Jun-92              108.33                 96.09              105.64
Jul-92              106.67                 99.49              106.82
Aug-92              126.67                 96.45               97.28
Sep-92              113.33                100.03               94.54
Oct-92              136.67                103.97               88.27
Nov-92              156.67                112.25               94.36
Dec-92              163.33                116.38               86.47
Jan-93              170.00                119.69               89.86
Feb-93              130.00                115.23               89.20
Mar-93              130.00                118.56               86.43
Apr-93              133.33                113.50               83.31
May-93              143.33                120.28               91.13
Jun-93              160.00                120.84               84.21
Jul-93              153.33                120.98               75.71
Aug-93              183.33                127.23               79.03
Sep-93              186.67                131.02               74.51
Oct-93              210.00                133.97               81.25
Nov-93              176.67                129.97               87.44
Dec-93              200.00                133.59               90.66
Jan-94              208.33                137.65               96.43
Feb-94              193.33                136.36              101.89
Mar-94              146.67                127.98               95.71
Apr-94              183.33                126.32               92.24
May-94              181.67                126.62               91.43
Jun-94              183.33                121.99               82.67
Jul-94              215.00                124.49               88.65

HAMBRECHT & QUIST INDEX PRODUCTS AND SERVICES
1997 PROXY PERFORMANCE GRAPH DATA
MONTHLY DATA SERIES

                SCALED PRICES: Stock and index prices scaled to 100 as 12/

                                       NASDAQ STOCK        H&Q COMPUTER
DATES          IN FOCUS SYSTEMS         MARKET-U.S.          HARDWARE
-------        ----------------        ------------        -------------

Aug-94             243.33                 132.43              100.20
Sep-94             296.67                 132.09               98.51
Oct-94             346.67                 134.69              112.86
Nov-94             360.00                 130.22              111.28
Dec-94             347.51                 130.59              112.62
Jan-95             266.67                 131.32              109.24
Feb-95             253.33                 138.26              112.49
Mar-95             346.67                 142.36              115.98
Apr-95             356.67                 146.84              128.42
May-95             323.33                 150.63              131.90
Jun-95             360.00                 162.83              145.21
Jul-95             371.67                 174.80              154.79
Aug-95             415.00                 178.35              157.12
Sep-95             328.33                 182.45              156.87
Oct-95             438.33                 181.40              170.83
Nov-95             453.33                 185.66              167.63
Dec-95             481.67                 184.67              162.12
Jan-96             496.67                 185.59              165.42
Feb-96             500.00                 192.66              180.54
Mar-96             467.51                 193.30              159.06
Apr-96             673.33                 209.33              186.66
May-96             766.67                 218.95              195.99
Jun-96             323.33                 209.08              170.87
Jul-96             195.00                 190.46              162.14
Aug-96             206.67                 201.13              170.91
Sep-96             191.67                 216.52              189.77
Oct-96             253.33                 214.15              192.31
Nov-96             283.33                 227.42              219.02
Dec-96             288.33                 227.16              214.92

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires the Company's directors and executive officers and persons who own more than ten percent of the outstanding shares of the Company's Common Stock ("ten percent shareholders"), to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of Common Stock and other equity securities of the Company. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company or otherwise in its files and on written representations from its directors, executive officers and ten percent shareholders that no other reports were required, during the fiscal year ended December 31, 1996, the Company's officers, directors and ten percent shareholders complied with all applicable Section 16(a) filing requirements, except that John R. Dougery, a Director of the Company, filed one late report on Form 4 (relating to one stock sale transaction).

                             SHAREHOLDER PROPOSALS

Proposals by shareholders intended to be presented at the Company's 1998 Annual Meeting must be received by the Company at its principal executive office no later than November 13, 1997 in order to be included in the Company's 1998 Proxy Statement and proxy card.

                         TRANSACTION OF OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors is not aware of any other matters which may come before this meeting. It is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgement if any other matters do properly come before the meeting.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to insure that you will be represented at this important meeting.

THE COMPANY WILL PROVIDE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER OF SHARES OF THE COMPANY'S COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR THE COMPANY'S FISCAL YEAR ENDED DECEMBER 31, 1996. WRITTEN REQUESTS SHOULD BE MAILED TO THE SECRETARY, IN FOCUS SYSTEMS, INC., 27700B S.W. PARKWAY AVENUE, WILSONVILLE, OREGON 97070.

                                       By Order of the Board of Directors:

                                       /s/ Michael D. Yonker
                                           MICHAEL D. YONKER
                                       VICE PRESIDENT, INFORMATION SERVICES,
                                       CHIEF FINANCIAL OFFICER AND SECRETARY

Dated: March 13, 1997

                                                                Please mark  /X/
                                                               your votes as
                                                                indicated in
                                                                this example


                                  FOR all    WITHHOLD AUTHORITY
                                 nominees    to vote for all nominees
                             listed below    listed below
1.  PROPOSAL 1--Election of           / /    / /
    Directors.

To withhold authority to vote for any individual nominee, strike a line through nominee's name in the list below:

Peter D. Behrendt   Michael R. Hallman   John V. Harker   Jack D. Kuehler

                                            FOR     AGAINST     ABSTAIN
2.  PROPOSAL 2--To ratify the               / /       / /         / /
    appointment of Arthur Andersen
    LLP as the Company's Independent
    accountants for the year ending
    December 31, 1997.

3. Upon such other matters as may properly come before, or incident to the conduct of the Annual Meeting, the Proxy holders shall vote in such manner as they determine to be in the best interests of the Company. Management is not presently aware of any such other matters to be presented for action at the meeting.

THIS PROXY IS SOLICITED BY THE MANAGEMENT OF THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ABOVE ITEMS, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2.

Dated
      --------------------------------------------------------------------------


--------------------------------------------------------------------------------
Shareholder (print name)


--------------------------------------------------------------------------------
Shareholder (sign name)
I do ( ) do not ( ) plan to attend the meeting.
(Please check)

The shareholder signed above reserves the right to revoke this Proxy at any time prior to its exercise by written notice delivered to the Company's corporate offices at 27700B S.W. Parkway Avenue, Wilsonville, Oregon 97070, prior to the Annual Meeting. The power of the Proxy holders shall also be suspended if the shareholder signed above appears at the Annual Meeting and elects in writing to vote in person.

                                IN FOCUS SYSTEMS, INC.
        PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 17, 1997

The undersigned hereby names, constitutes and appoints John V. Harker and Michael D. Yonker, or either of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of In Focus Systems, Inc. (the "Company") to be held at 1:00 p.m. on Thursday, April 17, 1997, and at any adjournment thereof, and to vote all the shares of Common Stock held of record in the name of the undersigned on February 28, 1997, with all the powers that the undersigned would possess if he were personally present.